Schedule A

List of Funds

Babson Active Short Duration Fund

Babson Total Return Bond Fund

Babson Emerging Markets Debt Blended Total Return Fund

Babson Emerging Markets Local Currency Debt Fund

Babson Global Credit Income Opportunities Fund

Babson Global Floating Rate Fund

Babson Global High Yield Bond Fund

Babson U.S. High Yield Bond Fund

Amended as of January 21, 2015

Schedule B

Fees

As compensation for the services rendered by the Manager, each Fund will accrue daily and pay to the Manager in U.S. dollars, within five business days after the end of each calendar month during the term of this Agreement, a monthly investment management fee for such month based upon the following annual rates calculated based on the average daily net asset value of the applicable Fund:

Babson Active Short Duration Fund – 0.35%

Babson Total Return Bond Fund – 0.40%

Babson Emerging Markets Debt Blended Total Return Fund – 0.75%

Babson Emerging Markets Local Currency Debt Fund – 0.75%

Babson Global Credit Income Opportunities Fund – 0.75%

Babson Global Floating Rate Fund – 0.65%

Babson Global High Yield Bond Fund – 0.60%

Babson U.S. High Yield Bond Fund – 0.55%

Amended as of January 21, 2015

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